Exhibit 4.28

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) BY AND AMONG THE HOLDER OF THIS NOTE, THE COMPANY AND SILICON VALLEY BANK.

BLOOM ENERGY CORPORATION

AMENDED AND RESTATED SUBORDINATED

SECURED CONVERTIBLE PROMISSORY NOTE

$33,104,013.71	January 18, 2018

FOR VALUE RECEIVED, Bloom Energy Corporation, a Delaware corporation (the “Company”), promises to pay to Constellation NewEnergy, Inc. (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of Thirty Three Million One Hundred and Four Thousand and Thirteen Dollars and Seventy-One Cents ($33,104,013.71), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Amended and Restated Subordinated Secured Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to five percent (5%) per annum, compounded monthly, computed on the basis of the actual number of days elapsed and a year of 365 days, subject to Section 8(e). All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 31, 2020 or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof (such earlier date, the “Maturity Date”).

This Note amends, restates, and supersedes in its entirety, that certain Subordinated Secured Convertible Promissory Note, dated June 30, 2015, executed by the Company in favor of Investor in the original principal amount of Twenty Seven Million Dollars ($27,000,000) (the “Original Note”). The Original Note was issued pursuant to the Purchase Agreement and all references to the “Note” in the Purchase Agreement, and in any other Transaction Document, shall be deemed to refer to this Note, subject to the terms set forth herein. Nothing herein shall amend, modify, supersede or constitute a waiver of any of the terms and conditions of the Purchase Agreement, or any other Transaction Document, except as expressly set forth in this Note. Furthermore, the Company acknowledges and agrees that, for purposes of any requirements pursuant to Rule 144 under the Act, the holding period of this Note, and any Conversion Shares issued upon conversion of this Note, commenced on June 30, 2015.

THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT (THE “SECURITY AGREEMENT”) DATED AS OF JUNE 30, 2015, AND EXECUTED

BY THE COMPANY FOR THE BENEFIT OF INVESTOR. ADDITIONAL RIGHTS OF INVESTOR ARE SET FORTH IN THE SECURITY AGREEMENT.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Payments.

(a) Interest. Accrued interest on this Note shall be payable on the Maturity Date.

(b) Voluntary Prepayment. This Note may not be prepaid, without the written consent of Investor.

(c) Withholding Taxes. Any and all payments to the Investor pursuant to this Note shall be made without deduction or withholding of any taxes except as required by applicable law. The Company shall not be required to withhold amounts with respect to U.S. federal income tax if the Investor has provided the Company (before the date of the first payment and thereafter as reasonably requested by the Company) a validly executed IRS Form W-8EXP (or any successor form).

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice to the Company of such failure to pay; or

(b) Breaches of Covenants. The Company shall fail to observe or perform any other material covenant, obligation, condition or agreement contained in this Note or the other Transaction Documents (other than those specified in Section 2(a)) and such failure shall continue for twenty (20) business days after the Company’s receipt of written notice to the Company of such failure; or

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement; or

(e) Judgments. A final judgment or order for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its subsidiaries, if any, and such judgment, writ or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

(f) Cross-Default. Prior to the occurrence of an Initial Public Offering, the occurrence of any event or circumstance that constitutes, or with notice, would constitute, an event of default by the Company with respect to any indebtedness for borrowed money in an aggregate principal amount in excess of $5,000,000; provided that such event or circumstance (i) has resulted in such indebtedness becoming or being declared due and payable or (ii) constitutes a failure to pay the principal of any such indebtedness when due and payable, and, in each case, such acceleration shall not, after the expiration of any applicable grace period, have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within 30 days after written notice to the Company by Investor.

3. Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(c) or 2(d)) and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without Presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(c) and 2(d), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may, exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4. Conversion.

(a) Voluntary Conversion—Pre-IPO. The Investor has the right, at the Investor’s option, at any time prior to the earlier of an Initial Public Offering or the payment in full of the principal amount of this Note in accordance with its terms, to convert the outstanding principal amount of this Note, and all accrued and unpaid interest on this Note, into fully paid and nonassessable shares of the Company’s Series G Preferred Stock at a price per share equal to the Conversion Price.

(b) Voluntary Conversion—Post-IPO. If an Initial Public Offering occurs prior to the payment in full of the principal amount of this Note in accordance with its terms, then the Investor shall have the right, at the Investor’s option, at any time prior to the payment in full of the principal amount of this Note in accordance with its terms, to convert the outstanding principal amount of this Note, and all accrued and unpaid interest on this Note, into fully paid and nonassessable shares of the Company’s Common Stock at a price per share equal to the Conversion Price.

(c) Conversion Procedure.

(i) Conversion Pursuant to Section 4(a) or 4(b). Investor may exercise its right to convert this Note into Conversion Shares at the Conversion Price pursuant to either Section 4(a) or Section 4(b), as applicable, by delivering written notice of exercise (in each case, a “Conversion Notice”) to the Company at the Company’s principal corporate office (the date of delivery of a Conversion Notice is referred to herein as the “Conversion Date”) and shall state therein the unpaid principal amount of this Note and all accrued and unpaid interest to be converted. If such Conversion Notice is delivered pursuant to Section 4(a), the Company shall, as soon as practicable thereafter, issue and deliver to Investor a certificate or certificates for the number of Conversion Shares to which Investor shall be entitled upon such conversion, along with a check payable to Investor for any cash amounts payable as described in Section 4(c)(ii). If such Conversion Notice is delivered pursuant to Section 4(b), the Company (x) shall promptly instruct the Company’s designated transfer agent (the “Transfer Agent”) to process such Conversion Notice in accordance with the terms herein, (y) on or before the third (3rd) Trading Day following the Conversion Date (or, if earlier, the end of the standard settlement period for U.S. broker-dealer securities transactions) (the “Share Delivery Date”), credit such aggregate number of Conversion Shares to which Investor shall be entitled to Investor’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian (“DWAC”) system, for the number of Conversion Shares to which Investor shall be entitled, and (z) shall deliver to Investor via check or wire transfer any cash amounts payable as described in Section 4(c)(ii).

(ii) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

(d) Company’s Failure to Timely Convert. In connection with a conversion of this Note pursuant Section 4(b), if on or prior to the Share Delivery Date, the Company shall have failed to issue the Conversion Shares and deliver a certificate to Investor for, or credit Investor’s or its designee’s balance account with DTC with, the number of Conversion Shares (provided any of the Unrestricted Conditions are satisfied, free of any restrictive legend) (a “Delivery Failure”), then, in lieu of any amount payable pursuant to Section 8(e), but in addition to any other remedies available to Investor, Investor may, at the written election of Investor made in Investor’s sole discretion, either:

(i) require Company to pay additional damages to Investor for each day after the Share Delivery Date such conversion is not timely effected in an amount equal to two percent (2%) of the product of (I) the number of Conversion Shares not issued to Investor or its designee on or prior to the Share Delivery Date and to which Investor is entitled and (II) the Volume Weighted Average Price of the Common Stock on the Share Delivery Date (such product is referred to herein as the “Share Product Amount”); or

(ii) if, on or after the applicable Conversion Date, Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by Investor of Conversion Shares that Investor anticipated receiving from the Company (such purchased shares, “Buy-In Shares”; provided, for the avoidance of doubt, that the number of Buy-In Shares shall not exceed the number of Conversion Shares Investor was entitled to receive but did not receive on the Share Delivery Date), the

Company shall be obligated to promptly pay to Investor, 100% of the amount by which (A) Investor’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by Investor from the sale of the Buy-In Shares. If the Company fails to pay the additional damages set forth in this Section 4(d) within five (5) business days of the date incurred, then Investor shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price specified by Investor in the Conversion Notice.

(e) Notices of Record Date. In the event of:

(i) Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii) Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or

(iii) Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will notify Investor in writing at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; or (B) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

(f) Change of Control Notice. In the event that the Company contemplates a Change of Control prior to the payment in full of the principal amount of this Note, then the Company shall notify the Investor in writing of such potential Change of Control at least twenty (20) days prior to the earliest contemplated consummation date of the Change of Control and keep the Investor reasonably apprised of any material developments with respect to such potential Change of Control.

(g) Reservation of Stock Issuable Upon Conversion. The Company has reserved and kept available, and at all times shall reserve and keep available, out of its authorized but unissued shares of Series G Preferred Stock and Common Stock, solely for the purpose of effecting the conversion of this Note, such number of its shares of Series G Preferred Stock (and shares of its Common Stock for issuance on conversion of such Series G Preferred Stock) or Common Stock as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued shares of Series G Preferred Stock (and shares of its Common Stock for issuance on conversion of such Series G Preferred Stock) or Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, without limitation of such other remedies as shall be available to the holder of this Note, the Company shall use its reasonable best efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Series G Preferred Stock (and shares of its Common Stock for issuance on conversion of such Series G Preferred Stock) or Common Stock to such number of shares as shall be sufficient for such purposes.

(h) Lock-Up Agreement and Legends.

(i) Lock-Up Agreement. In connection with the issuance of this Note, Investor hereby acknowledges and agrees that, if all of the Company’s executive officers, directors and 80% or more of all shareholders individually holding more than 1% of the Common Stock of the Company enter into lock-up agreements (the “Lock-Up Agreements”) with the applicable underwriters in connection with the filing of a registration statement including a prospectus setting forth an estimated offering price range with the Securities and Exchange Commission (the “SEC”) that is reasonably anticipated at the time of such filing to result in an Initial Public Offering, upon the Company’s request, Investor will enter into a lock-up agreement with the underwriters of such Initial Public Offering and upon such underwriters’ request, it will agree, effective no later than one week prior to the distribution of a preliminary prospectus in connection with the commencement of marketing activities in respect of such contemplated Initial Public Offering, not to (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock of the Company (whether such shares or any such securities are then owned by the Investor or are thereafter acquired) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock of the Company, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the prior written consent of the Company or such underwriters, as the case may be; provided that such lock-up agreement shall not restrict the ability of such holder of this Note to convert this Note pursuant to Section 4, is not more restrictive in any material respect than any of the Lock-up Agreements, and includes provisions for the pro rata release from such lock-up agreement entered into by the Investor of shares of Common Stock or other securities subject thereto upon the release of such shares or other securities from any of the Lock-up Agreements and contains provisions otherwise at least as favorable to Investor as those contained in any of the Lock-up Agreements; provided, further that, (1) the pro rata release provision shall not apply (a) unless the underwriters have first waived more than 1%, in the aggregate, of the Common Stock of the Company from such prohibitions or (b)(i) if the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this letter agreement, and (2) if the release or waiver is granted solely to allow a holder of Common Stock of the Company to participate as a selling stockholder in a follow-on public offering of such Common Stock of the Company pursuant to a registration statement that is filed with the SEC, the pro rata release provision shall apply only to the extent necessary to allow Investor to participate in such follow-on offering with respect to securities sold by the Investor in such offering.

(ii)    Legend. Any certificate that may be issued representing Conversion Shares shall bear a legend substantially in the following form, in addition to any other legends:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION, WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, IS AVAILABLE.

The foregoing legend shall be removed from the certificates representing any Conversion Shares, at the request of the holder thereof, (i) following any sale of such Conversion Shares pursuant to Rule 144 under the Act (and the holder thereof has submitted a written request for removal of the legend indicating that the holder has complied with the applicable provisions of Rule 144), (ii) at such time as the Conversion Shares are sold or transferred in accordance with the requirements of a registration statement of the Company on such form as may then be in effect, or (iii) if such Conversion Shares are eligible otherwise for sale under Rule 144(b)(1) and Investor is not, and has not been during the preceding three months, an affiliate (as such term is defined for purposes of Rule 144 under the Securities Act) (the “Unrestricted Conditions”). Promptly following the date on which any of the Unrestricted Conditions has been satisfied, the Company shall instruct the Transfer Agent, and use commercially reasonable efforts, to effect the issuance of the Conversion Shares without such restrictive legend or, in the case of Conversion Shares that have previously been issued, the removal of such legend thereunder. If either of the Unrestricted Conditions are met at the time of issuance of the Conversion Shares, then the Conversion Shares shall be issued free of the foregoing legend.

In addition to the legend set forth in the first paragraph of this Section 4(h)(ii), Investor understands that any Conversion Shares issued prior to the earliest of (i) the day that is 180 days following the date of the final prospectus for the Initial Public Offering, (ii) if all executive officers, directors and 80% or more of all stockholders individually holding more than 1% of the Common Stock of the Company enter into Lock-Up Agreements with the applicable underwriters in connection with the Initial Public Offering, the earliest day on which any such Lock-Up Agreements expire, (iii) if less than all executive officers, directors and 80% or more of all stockholders individually holding more than 1% of the Common Stock of the Company enter into Lock-up Agreements with the applicable underwriters in connection with the Initial Public Offering, the day that the Initial Public Offering is consummated and (iv) such date on which any of the Lock-up Agreements otherwise terminate or expire (such earlier date, the “Lock-up Release Date”) will bear a legend substantially to the following effect (subject to appropriate modification to reflect changes to the terms of the restrictions applicable to the Conversion Shares pursuant to the Lock-Up Agreement):

THIS SECURITY MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF PRIOR TO THE DAY THAT IS ON OR AFTER THE EARLIEST TO OCCUR OF (1) THE DAY THAT IS 180 DAYS FOLLOWING THE DATE OF THE FINAL PROSPECTUS FOR THE INITIAL PUBLIC OFFERING, (2) IF ALL EXECUTIVE OFFICERS, DIRECTORS AND 80% OR MORE OF ALL STOCKHOLDERS INDIVIDUALLY HOLDING MORE THAN 1% OF THE COMMON STOCK OF THE COMPANY ENTER INTO CUSTOMARY LOCK-UP AGREEMENTS WITH THE APPLICABLE UNDERWRITERS IN CONNECTION WITH THE INITIAL PUBLIC OFFERING, THE EARLIEST DAY ON WHICH ANY SUCH LOCK-UP AGREEMENTS EXPIRE, (3) IF LESS THAN ALL EXECUTIVE OFFICERS, DIRECTORS AND 80% OR MORE OF ALL STOCKHOLDERS INDIVIDUALLY HOLDING MORE THAN 1% OF THE COMMON STOCK OF THE COMPANY ENTER INTO CUSTOMARY LOCK-UP AGREEMENTS WITH THE APPLICABLE UNDERWRITERS IN CONNECTION WITH THE INITIAL PUBLIC OFFERING, THE DAY THAT THE INITIAL PUBLIC OFFERING IS CONSUMMATED AND (4) SUCH DATE ON WHICH THE LOCK-UP AGREEMENTS OTHERWISE TERMINATE OR EXPIRE. “INITIAL PUBLIC OFFERING” MEANS THE COMPANY’S FIRST FIRM COMMITMENT UNDERWRITTEN INITIAL PUBLIC OFFERING OF THE COMPANY’S COMMON STOCK PURSUANT TO A REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT.

(i) Company Representations. As an inducement to Investor to enter into this Note, the Company represents and warrants to Investor as follows:

(i) no event of default or material breach of any covenant set forth in any of the Transaction Documents has occurred other than any such event of default or material breach as to which the Company has delivered written notice thereof to Investor and such event of default or material breach has been cured,

(ii) the representations and warranties made in the Purchase Agreement were true and correct in all material respects as of the date of the Purchase Agreement,

(iii) the execution, delivery and performance by the Company of this Note and the actions contemplated hereby are within the power of the Company and have been duly authorized by all necessary actions on the part of the Company,

(iv) the Note constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms of this Note, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity,

(v) the execution and delivery by the Company of this Note and the performance and consummation of the actions contemplated hereby do not violate (I) the certificate of incorporation of the Company; (II) any material judgment, order, writ, decree, statute, rule or regulation applicable to, the Company, except, in each case, to the extent that any such violation would not reasonably be expected to have a material adverse effect on the Company’s business, financial condition, or results of operations; (III) violate any provision of, or result in the breach or the acceleration of, or entitle any other person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or other agreement for borrowed money to which the Company is a party or by which it is bound; or (IV) result in the creation or imposition of any lien upon any property, asset or revenue of the Company (other than any lien arising under the Security Agreement) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties, and

(vi) all Senior Indebtedness (other than the L/C Obligations) has been paid in full, as evidenced by that certain payoff letter, dated as of December 11, 2015, executed by Silicon Valley Bank (“SVB”), a true, correct and complete copy of which has been delivered to Investor, and the only remaining Senior Indebtedness as of the date hereof, and therefore, the only remaining obligations subject to the subordination provision set forth below in Section 5, are letters of credit issued by SVB prior to December 11, 2015, for which the Company maintains cash deposit accounts that, in the aggregate, as of the date hereof, contain cash balances of not less than 103% of the aggregate face amounts of such outstanding letters of credit (the “L/C Obligations”).

5. Subordination. The Obligations evidenced by this Note are hereby expressly subordinated in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness and any Liens on property of the Company in favor of Investor, other than the Excluded Collateral (as such term is defined in the Subordination Agreement), are hereby expressly subordinated in priority to any Liens on the Company’s property in favor of any holder of Senior Indebtedness. By acceptance of this Note, Investor agrees to execute and deliver customary forms of subordination agreement requested from time to time by holders of Senior Indebtedness, and as a condition to Investor’s rights hereunder, the Company may require that Investor execute such forms of subordination agreement, provided that the terms and conditions thereof are not materially less favorable to Investor, when taken as a whole, than the terms and conditions contained in the Subordination Agreement. Notwithstanding the foregoing, Investor shall be entitled to receive (i) equity securities of the Company from the conversion of all or any part of the Obligations and payments of cash in lieu of issuing fractional shares in connection with any such conversions, (ii) any note, instrument or other evidence of indebtedness which may be issued by the Company in exchange for or in substitution of this Note, provided that such note, instrument or other evidence of indebtedness is subordinated to the Senior Indebtedness on the same terms and conditions as set forth in this Section 5 and (iii) other payments consented to in writing by holders of Senior Indebtedness.

6. Reaffirmation. The Company, as debtor, grantor, pledgor, guarantor, assignor or in any other similar capacity in which the Company has granted liens or security interests in its property or otherwise has acted as an accommodation party or guarantor, as the case may be, in each case, pursuant to any Transaction Document, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Purchase Agreement, this Note and each other Transaction Document to which it is a party (after giving effect hereto) and (ii) to the extent the Company granted liens on or security interests in any of its property pursuant to the Security Agreement as security for, or otherwise guaranteed, the Obligations under or with respect to any of the Transaction Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. The Company hereby consents to this Note and acknowledges that the Note, as amended hereby, the Purchase Agreement and each of the other Transaction Documents (other than the Original Note) remains in full force and effect and is hereby ratified and reaffirmed. Except as expressly set forth herein, the execution of this Note shall not operate as a waiver of any right, power or remedy of Investor, constitute a waiver of any provision of the Note, the Purchaser Agreement or any other Transaction Document or serve to effect a novation of any of the Obligations (except to the extent expressly set forth herein).

7. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Act” shall mean the Securities Act of 1933, as amended.

“Change of Control” shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 193, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Director, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Common Stock” means the common stock of the Company.

“Conversion Price” means, whether with respect to shares of Series G Preferred Stock or shares of Common Stock, a price per share equal to $25.76, subject in each case, to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

“Conversion Shares” means, in a conversion of this Note pursuant to Section 4(a), shares of Series G Preferred Stock, and in a conversion of this Note pursuant to Section 4(b), shares of Common Stock; provided that, if at any time prior to an Initial Public Offering, all of the outstanding shares of Series G Preferred Stock shall have been redeemed or converted into shares of Common Stock in accordance with the Company’s certificate of incorporation, then the term “Conversion Shares” shall mean shares of Common Stock and Investor’s right to convert this Note pursuant to Section 4(a) shall be deemed to be the right to convert this Note into the number of shares of Common Stock that would have been received if this Note had been converted in full and the shares of Series G Preferred Stock received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such event in accordance with the Company’s certificate of incorporation.

“Event of Default” has the meaning given in Section 2 hereof.

“Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement filed under the Act in connection with which all outstanding shares of the Company’s Series G Preferred Stock automatically convert into shares of Common Stock.

“Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Principal Market” shall mean any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

“Purchase Agreement” shall mean the Note Purchase Agreement, dated as of the date hereof (as amended, modified or supplemented), by and among the Company and the Investor (as defined in the Purchase Agreement) party thereto.

“Security Agreement” has the meaning given in the introductory paragraphs to this Note. “Senior Indebtedness” shall mean, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) indebtedness for borrowed money of the Company, to Silicon Valley Bank, a California corporation, and its permitted successors and assigns (excluding (A) any indebtedness convertible into equity securities of the Company and (B) indebtedness in connection with capital leases or operating leases used solely for the purchase, finance or acquisition of equipment and where such indebtedness is secured solely by such equipment), and (ii) any extension, refinance, renewal, replacement, defeasance or refunding of any indebtedness described in clause (i); provided, however, that no indebtedness incurred by the Company which causes the aggregate principal amount of such indebtedness outstanding to exceed $75,000,000 (but only to the extent of such excess) shall be Senior Indebtedness.

“Series G Preferred Stock” means the Series G Preferred Stock of the Company, as designated in the Company’s certificate of incorporation as of the date of this Note.

“Transaction Documents” shall mean this Note, the Purchase Agreement, the Subordination Agreement and the Security Agreement.

“Trading Day” means any day on which the Common Stock is traded for any period on the Principal Market.

“Volume Weighted Average Price” for any security as of any Trading Day means (a) the volume weighted average sale price of such security on the Principal Market on which such security is traded as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service (“Bloomberg”) or (b), if no volume weighted average sale price is reported for such security, then the closing price per share of such security, or, if no closing price per share is reported for such security by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) on such Trading Day as reported in the composite transactions for the Principal Mark on which such security is traded. If the security is not listed for trading on a Principal Market on the relevant Trading Day, then the Volume Weighted Average Price will be the average of the mid-point of the last bid and last ask prices of the security in the over-the-counter market on the relevant Trading Day as reported by the OTC Markets Group, Inc. or similar organization. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value as mutually determined by the Company and Investor. The Volume Weighted Average Price will be determined without regard to after-hours trading or any other trading outside of the regular trading hours.

8. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(i) Subject to the restrictions on transfer described in this Section 8(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii) With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect) and any proposed subsequent transferee in such offer, sale or other disposition prior to an Initial Public Offering shall have executed an agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by the provisions contained in Section 4(h) of this Note. Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 8(a) that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(iii) Subject to Section 8(a)(ii), transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Purchase Agreement. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(iv) Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investor.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Investor.

(c) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service of recognized standing or (v) four (4) days after being deposited in the U.S. mail, first class with postage prepaid. Subject to the limitations set forth in Delaware General Corporation Law §232(e), Investor consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to any facsimile number for Investor in the Company’s records, (ii) electronic mail to any electronic mail address for Investor in the Company’s records, (iii) posting on an electronic network together with separate notice to Investor of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to Investor. This consent may be revoked by Investor by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

(d) Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(e) Default Rate; Usury. During any period in which an Event of Default has occurred and is continuing, this Note shall accrue interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus five percent (5%). In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(f) Expenses; Waivers. If action is instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(g) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(h) Jurisdiction and Venue; Waiver of Jury Trial. Each of Investor and the Company irrevocably consents to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California), in connection with any matter based upon or arising out of this Note or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons. By acceptance of this Note, Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note of any of the Transaction Documents.

(i) Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

(Signature Page Follows)

The Company has caused this Note to be issued as of the date first written above.

BLOOM ENERGY CORPORATION a Delaware corporation

By:	/s/ Randy Furr
Name:	Randy Furr
Title:	CFO

CONSTELLATION NEWENERGY, INC.

By:	/s/ Michael Smith
Name:	Michael Smith
Title:	SVP